Exhibit 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133
Information: Richard Summers, (713) 866-6050
NEWS RELEASE

Weingarten Realty Investors Announces First Quarter 2007 Results and
Excellent Progress on Strategic Growth Plan

Houston, May 3, 2007 --- Weingarten Realty Investors announced today the results of its first quarter ended March 31, 2007.

“We continue to make excellent progress on our three year strategic growth plan that was announced 15 months ago. During the first quarter of 2007, we further increased our new development pipeline to $1.2 billion and acquired 10 outstanding properties, each of which is a barrier to entry location within a high growth market. We continued to strengthen our portfolio including the disposition of non-core properties,” stated Drew Alexander, President and Chief Executive Officer.

The highlights for the quarter included:

•
Net income, on a diluted per share basis, for the first quarter of 2007 was $0.53, as compared to $0.57 per share for the first quarter of 2006. The decline from the prior year was due primarily to a reduction in property sale gains;

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, on a diluted per share basis, was $.74 for the first quarter of 2007 compared to $.72 for the same quarter of the previous year, a 3% increase. Prior year results included three unusually large income items related to lease cancellations and a bad debt recovery totaling $1.6 million, or $0.02 per share. Excluding these three items from the prior year results, the increase in FFO per share would have been 6%;

•	Occupancy for retail properties at the end of the first quarter of 2007 was 95.4%, up from 94.9% in the prior year. Occupancy for the overall portfolio was 94.4%, the same level as a year ago;

•
Same property net operating income for the total portfolio grew a strong 3.3% in the first quarter. The California properties led the way with same property net operating income increases in excess of 9%, primarily attributable to strong releasing spreads;

•
The Company purchased nine shopping centers and one industrial project during the first quarter, adding 1.2 million square feet to its portfolio representing a gross investment of $210 million. Subsequent to quarter-end, the Company acquired a portfolio of ten high quality industrial buildings totaling 2.5 million square feet for a total purchase price of $136 million. Eight of those buildings were acquired through our existing joint venture with Mercantile Real Estate Advisors on behalf of its institutional client the AFL-CIO Building Investment Trust (“BIT”). The Company owns 20% of this joint venture with the BIT owning 80%. The remaining two buildings were acquired by the Company for its own account;

•
Dispositions of non-core properties totaled $17 million in the first quarter. Subsequent to quarter-end, an additional $107 million of dispositions were closed bringing the total year-to-date non-core property dispositions to $124 million at an average cap rate of 6.7%;

•
The Board of Trust Managers declared a dividend of $0.495 per common share for the first quarter of 2007, up from $0.465 per common share for the first quarter of 2006. On an annualized basis, this represents a dividend of $1.98 per common share as compared to $1.86 per common share for the prior year, a 6.5% increase. The dividend is payable on June 15, 2007 to shareholders of record on June 8, 2007; and

•
The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred share dividends are payable on June 15, 2007 to shareholders of record on June 8, 2007.

Existing Portfolio Strength
During the first quarter of 2007, the Company completed 304 new leases and renewals, totaling 2.1 million square feet with an average rental rate increase of 11.1% on a GAAP basis or 9.0% on a cash basis.

Occupancy for the retail properties at the end of the first quarter of 2007 was 95.4%, up from 94.9% a year ago. Retail occupancy in the eastern and western regions was 96.4% and 97.3%, respectively. Occupancy of the overall portfolio was 94.4% at the end of the quarter, the same level as a year ago.

“Our core portfolio continues to perform well as reflected by strong same property net operating income growth of 3.3% and continued high occupancy levels. The strong retail occupancy, particularly in our eastern and western regions, is a result of the excellent barrier to entry locations of our properties as well as the strong performance of our leasing department,” stated Johnny Hendrix, Executive Vice President/Asset Management.

New Development
The Company currently has 32 properties in various stages of development, up from 13 properties a year ago. We have invested $271 million to-date on these projects and, at completion, we estimate our total investment to be $698 million. These properties are generally slated to open over the next three to four years with a projected return on investment of around 9% when completed.

An example of the 32 projects currently under development is Phillips Crossing in Orlando, Florida. This 140,000 square foot center, scheduled to open in 2008, is strategically located to service the upscale population of southwest Orlando. Anchored by a 52,000 square foot Whole Foods, this site offers excellent visibility and great regional access. “Phillips Crossing is a great example of the type of new development property that we plan to hold in our portfolio for the long term. It has some of the strongest demographics in the Orlando market with average household income of $101,000. This is one of two centers currently under development anchored by Whole Foods; the other center is in the Phoenix area,” stated Robert Smith, Senior Vice President and Director of New Development.

The Company also reported a significant increase in its future development pipeline with 17 development sites under contract that have a projected final investment of $543 million. In addition the Company has identified 21 new sites that it is pursuing for future development.

“We are making excellent progress in new development and now have a total pipeline (properties under development and under contract) totaling $1.2 billion, up from approximately $550 million a year ago. We are making good progress on our strategic plan goal of $300 million in annual new development completions beginning in 2009,” stated Smith.

Portfolio Enhancements
“During the first quarter, we acquired 10 outstanding properties which are high barrier to entry locations within high growth markets, representing a gross investment of $210 million. Two of these properties were acquired through an existing joint venture with AEW Capital Management. Additionally, subsequent to quarter end, we acquired a portfolio of ten high quality industrial buildings for a gross investment of $136 million. This brings our total year-to-date acquisitions to $346 million,” stated Candace DuFour, Senior Vice President and Director of Acquisitions. Year-to-date acquisitions included:

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A portfolio of six retail properties, including five properties in Tucson, Arizona and one in Scottsdale, Arizona. The centers are leased to a diverse mix of strong national retailers including Wal-Mart, Safeway, Walgreens, Kohl’s, Home Depot, PetSmart, and Circuit City. This acquisition added 780,000 square feet to Weingarten’s portfolio and represented a total investment of $165 million.

•
Cherokee Plaza is a 99,000 square foot grocery-anchored neighborhood center located in the prestigious Buckhead area in Atlanta, Georgia. The 100% occupied property is anchored by a 57,000 square foot Kroger. This center is one of the few grocery-anchored properties servicing the north Buckhead submarket and has below market rents providing the opportunity for strong future rental growth as well as possible vertical development in the years to come.

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Sunrise West Shopping Center is a 76,000 square foot grocery-anchored neighborhood center located in Sunrise (Miami), Florida. This 98% occupied property is anchored by a 44,000 square foot Publix and was acquired through our existing joint venture with AEW Capital Management.

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Cole Park Plaza is an 82,000 square foot retail development located in Chapel Hill (Durham), North Carolina and represents an expansion of our adjacent Chatham Crossing shopping center. Chatham Crossing is anchored by Lowes Food and CVS. Cole Park Plaza was acquired in our AEW Capital Management joint venture.

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Lakeland Business Park is a 168,000 square foot industrial business center located in Lakeland (Tampa), Florida. This property is a strong addition to our existing Tampa industrial portfolio producing a very attractive return on investment. The entire Tampa industrial portfolio, totaling 1.7 million square feet including this latest acquisition, is 100% leased.

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A portfolio of ten industrial buildings located in Richmond, Virginia. These are Class A, state of art industrial distribution buildings leased to strong tenants such as Sharper Image, BASF, Owens & Minor, Wyeth-Ayerst, Eagle Global Logistics, and International Paper. This acquisition added 2.5 million square feet under management and represented a gross investment of $136 million. Eight of these buildings were acquired through our existing 80/20 joint venture with Mercantile Real Estate Advisors on behalf of their institutional client, the BIT. The Company acquired the other two buildings for its own account.

Outlook
“We are making excellent progress on our multi-year growth plan. We continue to build our new development pipeline, which now totals $1.2 billion. The market for dispositions remains strong and we continue to improve the quality of our portfolio by recycling capital out of non-core assets into properties with strong growth potential. We expect to meet our property dispositions goal for the year of approximately $650 million to $800 million, which includes approximately $350 million of non-core property dispositions with the remainder comprised of sales of equity interests to joint venture partners.

We had a great start to the year for acquisitions, closing $346 million including our joint venture partners’ interests, noting that these were mostly transactions that rolled over from 2006. The current pipeline for acquisitions is not as robust as we have seen over the past twelve months and meeting our acquisition goals will be dependent on the number of good opportunities available in the market throughout the remainder of the year.

We had a solid first quarter and remain optimistic about achieving our 2007 FFO per share growth goal of 5% - 7%. Additionally, I am confident in our ability to fully implement our three year strategic growth plan,” stated Drew Alexander, President and Chief Executive Officer.

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Friday, May 4, 2007 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 8675215 for the following 24 hours.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 22 states that span the United States from coast to coast. The Company’s portfolio of 405 properties includes 336 neighborhood and community shopping centers and 69 industrial properties, aggregating 48.6 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,500 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
STATEMENTS OF CONSOLIDATED INCOME AND	2007	2006
FUNDS FROM OPERATIONS	(Unaudited)
Rental Income	$144,536	$129,085
Other Income	2,062	2,208
Total Revenues	146,598	131,293
Depreciation and Amortization	32,820	30,119
Operating Expense	23,711	18,454
Ad Valorem Taxes	16,616	15,405
General and Administrative Expense	6,609	5,355
Total Expenses	79,756	69,333
Operating Income	66,842	61,960
Interest Expense	(36,473)	(34,437)
Interest and Other Income	1,713	1,452
Equity in Earnings of Joint Ventures, net	3,347	4,066
Income Allocated to Minority Interests	(1,178)	(1,657)
Gain on Sale of Properties	2,059	51
Gain on Land and Merchant Development Sales	666	1,676
Benefit (Provision) for Income Taxes	9	(519)
Income From Continuing Operations	36,985	32,592
Operating Income From Discontinued Operations	1,514	4,930
Gain on Sale of Properties From Discontinued Operations	12,886	17,087
Income from Discontinued Operations	14,400	22,017
Net Income	51,385	54,609
Less: Preferred Share Dividends	4,728	2,525
Net Income Available to Common Shareholders--Basic	$46,657	$52,084
Net Income Per Common Share--Basic	$0.54	$0.58
Net Income Available to Common Shareholders--Diluted	$47,763	$53,483
Net Income Per Common Share--Diluted	$0.53	$0.57

Funds from Operations:
Net Income Available to Common Shareholders	$46,657	$52,084
Depreciation and Amortization	31,979	31,431
Depreciation and Amortization of Unconsolidated Joint Ventures	2,057	1,018
Gain on Sale of Properties	(14,945)	(17,142)
Gain on Sale of Properties of Unconsolidated Joint Ventures		(1,557)
Funds from Operations--Basic	$65,748	$65,834
Funds from Operations Per Common Share--Basic	$0.76	$0.74
Funds from Operations--Diluted	$66,854	$67,233
Funds from Operations Per Common Share--Diluted	$0.74	$0.72
Weighted Average Shares Outstanding--Basic	86,005	89,515
Weighted Average Shares Outstanding--Diluted	89,809	93,516

	March 31,	December 31,
	2007	2006
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,546,606	$4,445,888
Property Held for Sale	$80,823
Accumulated Depreciation	(722,195)	(707,005)
Investment in Real Estate Joint Ventures	255,413	203,839
Notes Receivable from Real Estate Joint Ventures and Partnerships	11,429	3,971
Unamortized Debt and Lease Costs	115,131	112,873
Accrued Rent and Accounts Receivable, net	74,208	78,893
Cash and Cash Equivalents	35,506	71,003
Restricted Deposits and Mortgage Escrows	29,309	94,466
Other	91,767	71,612
Total Assets	$4,517,997	$4,375,540

Debt	$2,890,831	$2,900,952
Accounts Payable and Accrued Expenses	91,203	132,821
Other	123,990	128,306
Total Liabilities	3,106,024	3,162,079

Minority Interest	72,197	87,680

Preferred Shares of Beneficial Interest	6	4
Common Shares of Beneficial Interest	2,604	2,582
Additional Paid in Capital	1,346,331	1,136,481
Net Income in Excess (Less Than) Accumulated Dividends	3,091	(786)
Accumulated Other Comprehensive Loss	(12,256)	(12,500)
Total Shareholders' Equity	1,339,776	1,125,781
Total Liabilities and Shareholders' Equity	$4,517,997	$4,375,540